Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852

FUEL SYSTEMS SOLUTIONS COMPLETES VOLUNTARY REVIEW OF STOCK OPTIONS

—Company to Restate Financials and to Seek Remittance of Proceeds from Former Executives —

SANTA ANA, CA – August 14, 2007 – Fuel Systems Solutions, Inc. (Nasdaq Global:FSYS) today announced it has concluded a voluntary review of past stock option grant practices and determined that it will be necessary to restate historical financial statements to recognize non-cash charges for stock-based compensation expense for fiscal years 2001 to 2005, as well as each quarter in 2004, 2005 and 2006.

The company presently believes that the restatements will not affect its revenues, cash flows or cash balances for those periods. A determination has not yet been made concerning the tax consequences that may result from these matters, or whether tax consequences will give rise to monetary liabilities which may have to be satisfied in any future period. The company estimates that the out-of-pocket costs of the review and restatement, including the fees of outside legal counsel, accounting experts, tax experts and independent registered public accountants, will be approximately $5.0 million. Fuel Systems Solutions is working expeditiously to complete and file its Form 10-K for the year ended December 31, 2006, as well as the quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007. At this time, a completion date has not been determined.

The review was conducted under the oversight of a special committee of the board of directors in conjunction with the assistance of outside legal counsel and accounting experts. The findings were presented to the board of directors on August 9, 2007 and the board agreed with the committee’s recommendation to accept them. In addition, the board agreed with several remedial measures, including: seeking remittance of proceeds resulting from misdating from certain former executives; requiring corporate governance training for board members; requiring specialized training for the company’s chief executive officer and chief financial officer; formalizing job descriptions and scope of responsibilities for senior management; and formalizing internal control improvements.

The company reported the special committee’s findings to the Securities and Exchange Commission and continues to cooperate with the Securities and Exchange Commission regarding matters relating to the company’s voluntary review of its historical stock option grant practices.

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Fuel Systems Solutions

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As previously reported, management has concluded, and Fuel Systems Solutions’ board of directors has concurred with the conclusion, that the company’s financial statements and the related reports or interim reviews of its independent registered public accounting firm, and all financial press releases and similar communications issued by the company on or after January 1, 2001, should no longer be relied upon.

Fuel Systems Solutions is a holding company currently comprised of two operating subsidiaries, IMPCO Technologies and BRC Gas Equipment. Additional information is available at www.fuelsystemssolutions.com. IMPCO designs, manufactures, markets and supplies advanced products and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Santa Ana, California, IMPCO has offices throughout Asia, Europe, Australia and North America. Additional information is available at www.impcotechnologies.com. BRC produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. Additional information is available at www.brc.it

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, the timing of the filing of the company’s periodic reports with the SEC, effects of the restatement on the company’s revenues, cash flows or cash balances, the tax effects of the restatement, the out-of-pocket costs of the review and restatement and the company’s ability to remediate the issued identified by the special committee. Such statements are only predictions, and the company’s actual results may differ materially. Factors that may cause the company’s results to differ include, but are not limited to, possible delays in filing the company’s required periodic reports, inaccuracies in the company’s expectations regarding the above-mentioned tax and accounting matters and the risk that results of government inquiries and possible regulatory action or private litigation may adversely affect the company’s financial condition or financial statements.

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